As filed with the Securities and Exchange Commission on January 20, 2023

Registration No. 333-268854

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4

to

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PANBELA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	88-2805017 (I.R.S. Employer Identification No.)

712 Vista Blvd, Suite 305
Waconia, Minnesota 55387
(952) 479-1196
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jennifer K. Simpson
Chief Executive Officer
712 Vista Blvd, Suite 305
Waconia, Minnesota 55387
(952) 479-1196
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

W. Morgan Burns Joshua L. Colburn Faegre Drinker Biddle & Reath LLP 90 South Seventh Street 2200 Wells Fargo Center Minneapolis, Minnesota 55402-3901 Telephone: (612) 766-7000	M. Ali Panjwani Michael T. Campoli Pryor Cashman LLP 7 Times Square New York, New York 10036 Phone: (212) 421-4100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by Panbela Therapeutics, Inc. (the “Company”) in connection with the offering and sale of the common stock being registered. All amounts shown are estimates, except the Securities and Exchange Commission (the “Commission”) registration fee.

U.S. Securities and Exchange Commission registration fee	$4,960
FINRA filing fee	$6,125
Accounting fees and expenses	$40,000
Legal fees and expenses	$200,000
Transfer agent and registrar fees	$20,000
Printing expenses	$10,000
Miscellaneous	$13,915
Total	$295,000

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Company’s certificate of incorporation and amended and restated bylaws limit the liability of its directors to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

●	breach of their duty of loyalty to the Company or its stockholders;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or redemption of shares as provided in Section 174 of the Delaware General Corporation Law; or

●	transaction from which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission. The Company’s amended and restated bylaws provide that it will indemnify its directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law.

As permitted by the Delaware General Corporation Law, the Company has entered into indemnification agreements with each of the Company’s directors and executive officers that require the Company to indemnify such persons against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of the Company’s directors or executive officers may be made a party because he or she is or was one of the Company’s directors. The Company will be obligated to pay such amounts only if the director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the Company’s best interests. With respect to any criminal proceeding, the Company will be obligated to pay such amounts only if the director had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification.

Section 145(g) of the Delaware General Corporation Law permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation arising out of his or her actions in connection with their services to the Company, regardless of whether its amended and restated bylaws permit indemnification. The Company has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 15.	Recent Sales of Unregistered Securities.

On August 23, August 30, September 20 and October 10, 2019, the Company entered into securities purchase agreements and sold an aggregate of (i) 909,209 shares of its common stock (the “Shares”) and (ii) warrants to purchase up to 909,209 additional shares of common stock for total gross proceeds of approximately $3.2 million. The warrants are exercisable for a period of five years from the date of issuance at an initial exercise price of $4.00 per share.

On February 21, 2020, the Company issued to the placement agent in the public offering a five-year warrant to purchase 75,000 shares at an exercise price of $6.49 per share.

In closings on May 22, June 5, June 15, and June 22, 2020, the Company sold an aggregate of 437,000 shares of its common stock and warrants to purchase up to 437,000 additional shares of common stock for aggregate gross proceeds of approximately $1.7 million, of which approximately $90,000 was received from officers and directors of the Company. The warrants are exercisable for a period of five years from the date of issuance at an initial exercise price of $6.00 per share.

On September 1, 2020, the Company issued 35,665 shares of common stock as a result of the exercise of outstanding warrants that were set to expire as a result of the public offering. All of the warrants were exercised at $1.875 per share. Of the shares issued, 27,500 were issued for approximately $52,000 cash. One warrant to purchase 15,000 shares of common stock was exercised on a net, cashless basis, resulting in the issuance of the remaining 8,165 shares.

During the three months ended March 31, 2021, the Company issued 193,607 shares of common stock as a result of exercises of outstanding warrants. Of the shares of common stock issued, 188,607 shares were issued pursuant to net, cashless, exercises of warrants to purchase 531,140 shares and the remaining 5,000 shares were issued for $25,000 cash.

The net cash proceeds for each of the foregoing sales of securities were used for the continued clinical development of our initial product candidate ivospemin (SBP-101) and for working capital and other general corporate purposes.

On June 15, 2022, pursuant to the Merger Agreement, Panbela sold and issued the following securities to the holders of CPP securities: (a) 6,587,576 shares of Panbela Common Stock, (b) 731,957 shares of Panbela Common Stock that remained subject to the Holdback Escrow (as defined in the Merger Agreement), (iv) replacement options to purchase up to 1,596,754 shares of Panbela Common Stock at a weighted average purchase price of $0.35 per share, and (v) replacement warrants to purchase up to 338,060 shares of Panbela Common Stock at a weighted average purchase price of $4.145 per share.

Unless otherwise indicated, for all of the foregoing transactions, we relied on exemptions from registration set forth in Section 4(a)(2) of the Securities Act, without the use of any general solicitations or advertising to market or otherwise offer the securities for sale and all participants were “accredited investors,” as defined in Rule 501 of Regulation D as promulgated by the SEC under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description
2.1

Agreement and Plan of Merger, dated February 21, 2022, by and among Panbela Therapeutics, Inc., Canary Merger Holdings, Inc., Canary Merger Subsidiary I, Inc., Canary Merger Subsidiary II, Inc., CPP Pharmaceuticals, Inc., and Fortis Advisors LLC, as Stockholder Representative (incorporated by reference to Exhibit 2.1 to current report on Form 8-K filed February 22, 2022)

3.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to current report on Form 8-K filed January 17, 2023
3.2	Bylaws (incorporated by reference to Exhibit 3.1 to current report on Form 8-K filed June 16, 2022)
4.1	Description of Securities (incorporated by reference to Exhibit 4.1 to annual report on Form 10-K for fiscal year ended December 31, 2020)

Exhibit No.	Description
4.2	Form of Common Stock Warrant issued December 2018 and January 2019 (incorporated by reference to Exhibit 10.3 to current report on Form 8-K filed December 28, 2018)
4.3	Common Stock Warrant issued April 2, 2019 (incorporated by reference to Exhibit 10.3 to quarterly report on Form 10-Q for quarter ended March 31, 2019)
4.4	Form of Common Stock Warrant issued August through October 2019 (incorporated by reference to Exhibit 10.2 to current report on Form 8-K filed August 29, 2019)
4.5	Form of Warrants issued May 22, June 5, June 15, and June 22, 2020 (incorporated by reference to Exhibit 10.2 to current report on Form 8-K filed June 11, 2020)
4.6	Warrant Agency Agreement with VStock Transfer, LLC dated September 1, 2020 (incorporated by reference to Exhibit 4.1 to current report on Form 8-K filed September 1, 2020)
4.7	Form of Common Stock Purchase Warrant (included in Exhibit 4.8)
4.8	Warrant Agency Agreement with VStock Transfer, LLC dated as of October 4, 2022 (incorporated by reference to Exhibit 4.1 to current report on Form 8-K filed on October 4, 2022)
4.9	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.3 to current report on Form 8-K filed October 4, 2022)
4.10	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.2 to current report on Form 8-K filed on October 4, 2022)
4.11++	Form of Warrant Agency Agreement
4.12++	Form of Common Stock Purchase Warrant
4.13+	Form of Pre-Funded Warrant
5.1+	Opinion of Faegre Drinker Biddle & Reath LLP
10.1*	2011 Stock Option Plan, as amended through January 1, 2015 (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed September 11, 2015)
10.2*	Form of Incentive Stock Option Agreement for awards under 2011 Plan (incorporated by reference to Exhibit 10.2 to current report on Form 8-K filed September 11, 2015)
10.3*	Form of Non-Qualified Stock Option Agreement for awards under 2011 Plan (incorporated by reference to Exhibit 10.3 to current report on Form 8-K filed September 11, 2015)
10.4*	Sun BioPharma, Inc. 2016 Omnibus Incentive Plan as amended and restated through April 9, 2020 (incorporated by reference to Exhibit 99.1 to current report on Form 8-K filed May 26, 2020)
10.5*	Form of Incentive Stock Option Agreement for awards under 2016 Plan (incorporated by reference to Exhibit 10.4 to quarterly report on Form 10-Q for quarter ended June 30, 2016)
10.6*	Form of Non-Qualified Stock Option Agreement for awards under 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.5 to quarterly report on Form 10-Q for quarter ended June 30, 2016)
10.7*

Form of Performance-Based Stock Option Agreement for awards under 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.7 to annual report on Form 10-K for fiscal year ended December 31, 2016)

10.8*	Form of Indemnification Agreement with non-employee directors (incorporated by reference to Exhibit 10.4 to current report on Form 8-K filed September 11, 2015)
10.9**

Standard Exclusive License Agreement with University of Florida Research Foundation, Inc., dated December 22, 2011 (incorporated by reference to Exhibit 10.5 to current report on Form 8-K filed September 11, 2015)

10.10

Form of First Amendment to License Agreement with University of Florida Research Foundation, Inc. dated December 12, 2016 (incorporated by reference to Exhibit 10.10 to annual report on Form 10-K for fiscal year ended December 31, 2019)

10.11

Second Amendment to License Agreement with University of Florida Research Foundation, Inc., dated October 3, 2019 (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed October 9, 2019)

10.12*	Employment Agreement with Michael T. Cullen, dated December 2, 2015 (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed December 4, 2015)
10.13*	First Amendment to Employment Agreement with Michael T. Cullen, dated September 12, 2016 (incorporated by reference to Exhibit 10.17 to registration statement on Form S-1filed September 16, 2016)
10.14*	Second Amendment to Employment Agreement with Michael T. Cullen, dated October 1, 2017 (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed October 13, 2017)
10.15*

Waiver and Third Amendment to Employment Agreement with Michael T. Cullen, effective as of February 27, 2018 (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed March 5, 2018)

10.16*	Employment Agreement with Susan Horvath, dated April 17, 2018 (incorporated by reference to Exhibit 10.4 to quarterly report on Form 10-Q for quarter ended March 31, 2018)
10.17*	Employment agreement with Jennifer K Simpson dated July 15, 2020 (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed July 16, 2020)

Exhibit No.	Description
10.18

Seed Capital Accelerator Loan Agreement and Seed Capital Loan Note dated October 26, 2012 (incorporated by reference to Exhibit 10.22 to annual report on Form 10-K for fiscal year ended December 31, 2019)

10.19

First Amendment to Seed Capital Accelerator Loan Agreement and Seed Capital Loan Note dated October 13, 2017 (incorporated by reference to Exhibit 10.1 to quarterly report on Form 10-Q for quarter ended March 31, 2019)

10.20

Second Amendment to Seed Capital Accelerator Loan Agreement and Seed Capital Loan Note dated April 5, 2019 (incorporated by reference to Exhibit 10.2 to quarterly report on Form 10-Q for quarter ended March 31, 2019

10.21

Third Amendment to Seed Capital Accelerator Loan Agreement and Seed Capital Loan Noted dated December 31,2019 (incorporated by reference to Exhibit 10.25 to annual report on Form 10-K for fiscal year ended December 31, 2019)

10.22	Form of Securities Purchase Agreement, dated December 21 and 31, 2018, January 14, 25, and 31, 2019 (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed December 28, 2018)
10.23	Healthcare Professional Services Agreement with Suzanne Gagnon dated July 19, 2021 (incorporated by reference to Exhibit 10.27 to annual report on Form 10-K for fiscal year ended December 31, 2021)
10.24*	CPP Pharmaceuticals, Inc. 2010 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed June 16, 2022)
10.25*	Form of Stock Option Assumption Notice (incorporated by reference to Exhibit 10.2 to current report on Form 8-K filed June 16, 2022)
10.26	Form of Replacement Warrant (incorporated by reference to Exhibit 10.3 to current report on Form 8-K filed June 16, 2022)
10.27

Convertible Promissory Note in favor of Sucampo GmbH (f/k/a Sucampo AG), dated as of September 6, 2017, as amended through April 7, 2022 (incorporated by reference to Exhibit 10.4 to current report on Form 8-K filed June 16, 2022)

10.28	Guaranty in favor of Sucampo GmbH (f/k/a Sucampo AG), dated June 15, 2022 (incorporated by reference to Exhibit 10.5 to current report on Form 8-K filed June 16, 2022)
10.29	Separation and Release Agreement with Jeffrey E. Jacobs, dated June 15, 2022 (incorporated by reference to Exhibit 10.6 to current report on Form 8-K filed June 16, 2022)
10.30	License Agreement, dated June 16, 2021 between CPP Pharmaceuticals, Inc. and One-Two Therapeutic Assets Limited
10.31	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.2 to current report on Form 8-K filed on October 4, 2022)
10.32	Placement Agency Agreement with Roth Capital Partners, LLC dated as of September 29, 2022 (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed on October 4, 2022)
10.33+	Form of Securities Purchase Agreement
10.34+	Form of Placement Agency Agreement
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to Form POS AM filed June 22, 2022)
23.1+	Consent of Independent Registered Public Accounting Firm
23.2+	Consent Consent of Independent Public Accounting Firm
23.3+	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1)
24.1+	Powers of Attorney (see signature page)
107+	Filing Fee Table

+	Previously filed.
++	Filed herewith.
*	Management compensatory plan or arrangement required to be filed as an exhibit to this prospectus.
**	Portions of exhibit omitted pursuant to order granting confidential treatment issued by the Securities and Exchange Commission.
†

Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule will be furnished to the SEC upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any document so furnished.

(b) Financial Statement Schedules.

All schedules are omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.

Schedule II. Valuation and Qualifying Accounts

All other schedules are omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.

Item 17.	Undertakings.

The registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability under the Securities Act to any purchaser the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota on January 20, 2023.

PANBELA THERAPEUTICS, INC.

By:	/s/ Jennifer K. Simpson
Jennifer K. Simpson President and Chief Executive Officer

Power of Attorney

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jennifer K. Simpson	President and Chief Executive Officer	January 20, 2023
Jennifer K. Simpson	(Principal Executive Officer), and Director

/s/ Susan Horvath	Vice President of Finance, Chief Financial Officer, Treasurer	January 20, 2023
Susan Horvath	and Secretary (Principal Financial and Accounting Officer)

*	Chair of the Board and Director	January 20, 2023
Michael T. Cullen

*	Director	January 20, 2023
Daniel J. Donovan

*	Director	January 20, 2023
Arthur J. Fratamico

*	Director	January 20, 2023
Jeffrey E. Jacob

*	Director	January 20, 2023
Jeffrey S. Mathiesen

*	Director	January 20, 2023
D. Robert Schemel

* Jennifer K. Simpson, by signing her name hereto, does hereby sign this document on behalf of each of the above-named directors of the registrant pursuant to powers of attorney duly executed by such persons.

By:	/s/ Jennifer K. Simpson
Jennifer K. Simpson Attorney-in-Fact